Q3 2024 EARNINGS INVESTOR PRESENTATION October 22, 2024

2 23Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE This presentation may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events. (1) risks related to the proposed transaction with CrossFirst, including (i) the possibility that the proposed transaction will not close when expected or at all because required regulatory, stockholder, or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); (ii) the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Busey and CrossFirst do business; (iii) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (iv) diversion of management's attention from ongoing business operations and opportunities; (v) the possibility that Busey may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all, and to successfully integrate CrossFirst's operations with those of Busey or that such integration may be more difficult, time consuming or costly than expected; (vi) revenues following the proposed transaction may be lower than expected; and (vii) shareholder litigation that could prevent or delay the closing of the proposed transaction or otherwise negatively impact our business and operations; (2) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the conflict in the Middle East); (4) changes in state and federal laws, regulations, and governmental policies concerning Busey's general business (including changes in response to the failures of other banks or as a result of the upcoming 2024 presidential election); (5) changes in accounting policies and practices; (6) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (7) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (8) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (9) the loss of key executives or associates; (10) changes in consumer spending; (11) unexpected results of other transactions (including the acquisition of M&M); (12) unexpected outcomes of existing or new litigation, investigations, or inquiries involving Busey (including with respect to Busey’s Illinois franchise taxes); (13) fluctuations in the value of securities held in Busey’s securities portfolio; (14) concentrations within Busey’s loan portfolio (including commercial real estate loans), large loans to certain borrowers, and large deposits from certain clients; (15) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (16) the level of non-performing assets on Busey’s balance sheets; (17) interruptions involving information technology and communications systems or third-party servicers; (18) breaches or failures of information security controls or cybersecurity-related incidents; and (19) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission. Forward-Looking Statements Forward-Looking Statements Participants in Solicitation Additional Information Busey has filed a registration statement on Form S-4 with the SEC to register the shares of Busey’s common stock that will be issued to CrossFirst stockholders in connection with the proposed transaction. The registration statement includes a preliminary joint proxy statement of Busey and CrossFirst, which also constitutes a prospectus of Busey. The definitive joint proxy statement/ prospectus will be sent to the stockholders of each of Busey and CrossFirst seeking certain approvals related to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BUSEY AND CROSSFIRST AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUSEY, CROSSFIRST, AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copies of these documents, as well as other relevant documents filed with the SEC containing information about Busey and CrossFirst, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by Busey will be made available free of charge in the "SEC Filings" section of Busey's website, https://ir.busey.com. Copies of documents filed with the SEC by CrossFirst will be made available free of charge in the "Investor Relations" section of CrossFirst's website, https:// investors.crossfirstbankshares.com. Busey, CrossFirst, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding Busey’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 12, 2024, and certain other documents filed by Busey with the SEC. Information regarding CrossFirst’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 26, 2024, and certain other documents filed by CrossFirst with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

3 33Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Non-GAAP Financial Information This presentation contains certain financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on Busey’s performance over time. Included in the Appendix are reconciliations to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre- provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, adjusted return on average tangible common equity; net income and net security gains and losses in the case of further adjusted net income and further adjusted diluted earnings per share; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest income, adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; net interest income, total noninterest income, net securities gains and losses, and net gains and losses on the sale of mortgage servicing rights in the case of operating revenue and adjusted noninterest income to operating revenue; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; and total deposits in the case of core deposits and core deposits to total deposits. These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below. Non-GAAP Financial Information

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 4

Table of Contents

Overview of First Busey Corporation (BUSE)	5
Diversified Company with Comprehensive & Innovative Financial Solutions	6
Compelling Regional Operating Model	7
Investment Highlights	8
Fortress Balance Sheet	9
Transformational Partnership with CrossFirst Bankshares	10
Track Record of Successful Integrations	12
High Quality Loan Portfolio	13
High Quality Portfolio: CRE	14
Office Investor Owned CRE Portfolio	15
High Quality Portfolio: C&I	16
Pristine Credit Quality	17
Credit Profile Bolstered by Strong Reserves	18
Top Tier Core Deposit Franchise	19
Granular, Stable Deposit Base	20
Deposit Cost Trends	21
Net Interest Margin	22
Diversified and Significant Sources of Fee Income	23
Wealth Management	24
FirsTech	25
Balanced, Low-Risk, Short-Duration Investment Portfolio	26
Actively Managing Well-Positioned Balance Sheet	27
Focused Control on Expenses	28
Robust Capital Foundation	29
3Q24 Earnings Review	30
Earnings Performance	31

Appendix:	*32*
Experienced Management Team	*33*
Fully Integrated Wealth Platform	*34*
FirsTech, A Uniquely Positioned Payment Technology Company	*35*
Busey Impact	*37*
Non-GAAP Financial Information	*38*

5 53Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Overview of First Busey Corporation (NASDAQ: BUSE) Price Per Share $24.78 Market Cap $1.4B Dividend Yield 3.9% Price/TBV 1.4x Price/2024E 3 12.0x Sep--23 Dec--23 Mar--24 Jun--24 Sep--24 $16 $18 $20 $22 $24 $26 $28 $30 $ in millions 2022 2023 2024 YTD Total Assets $12,337 $12,283 $11,987 Total Loans $7,726 $7,651 $7,809 Total Deposits $10,071 $10,291 $9,943 Total Equity $1,146 $1,272 $1,403 Total Wealth AUC $11,062 $12,137 $13,690 NPA/Assets 0.13% 0.06% 0.07 % Net Interest Margin 1 2.84% 2.88% 2.94 % Adj. Nonint. Income % of Operating Revenue 1 28.5% 28.1% 30.0 % Adj. PPNR ROAA 1 1.44% 1.41% 1.39 % Adj. ROAA 1 1.06% 1.03% 0.99 % Adj. ROATCE 1 15.99% 15.03% 12.42% 1 Non-GAAP calculation, see Appendix | 2 Market Data for BUSE updated to close on 10/21/24, per Nasdaq | 3 Based on consensus median net income of covering analysts as of 10/21/24 Northern (IL) Central (IL/IN) Gateway (MO/IL) Florida 155+ year old financial institution headquartered in Champaign, IL Business Banking Personal Banking Wealth Management Payment Tech Solutions Regional operating model serving four regions BUSE Stock 2Financial Highlights

6 63Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE 1 Consolidated | 2 Busey Bank segment, excluding Wealth Management & FirsTech; excludes intracompany eliminations and consolidations | 3 Consolidated; Non-GAAP calculation. Based on a four-quarter average of average tangible common equity | 4 Wealth Management segment | 5 LTM total payments processed | 6 FirsTech segment, excludes intracompany eliminations $12 Billion 43 Million Payments Processed 5 Transactions Processed (LTM) Full suite of diversified financial products for individuals and businesses Wealth & asset management services for individuals and businesses Payment platform that enables the collection of payments across a variety of modules $12.0 Billion Assets 1 12.7% Adj. ROATCE (LTM) 3 $13.7 Billion Assets Under Care 43.4% PT Margin (LTM) $385.1 Million LTM Revenue 2 $61.8 Million LTM Revenue 4 $23.5 Million LTM Revenue 6 Diversified Company with Comprehensive & Innovative Financial Solutions

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 7

Compelling Regional Operating Model

Integrated enterprise-wide go-to-market strategy focused on combining the power of commercial & wealth to provide a broad set of financial solutions to well-capitalized individuals and the companies they own & operate

Regions	***Central*** *Central IL, Joliet, Indiana*	***Gateway*** *St. Louis MSA*	***Northern*** *Chicago suburbs*	***Florida*** *Southwest Florida*
Banking Centers	28	20	11	3
Deposits	$5.2 billion	$2.5 billion	$1.8 billion	$0.4 billion
Loans	$3.2 billion	$1.7 billion	$2.5 billion	$0.4 billion
AUC	$9.7 billion	$1.6 billion	$1.3 billion	$1.1 billion
Legacy Institutions	Busey Main Street Herget South Side	Pulaski Bank of Edwardsville	First Community Glenview State Bank Merchants & Manufacturers	Busey Investors' Security Trust

As of 9/30/24


28


20


11
Wheeling
Palatine
Arlington Heights
Northbrook
Northfield
Wilmette
Evanston
Des Plaines
Niles
Streamwood
Schaumburg
Bartlett
Bloomingdale
Geneva
Wheaton
Milton
York
Chicago
Cicero
Downers Grove
Lyons
Lyons Township
Aurora
Naperville
Downers Grove Township
Bolingbrook
Oak Lawn
Worth
Worth Township
Orland Park
Bremen
Thornton
Junction


3
Venice
Englewood
Port Charlotte
Cape Coral
Lehigh Acres
San Carlos Park
Bonita Springs

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 8

Investment Highlights

Attractive Franchise that Provides Innovative Financial Solutions	▪ 62 branches across four states: Illinois, Missouri, Indiana, and Florida ▪ Premier commercial bank, wealth management, and payment technology solutions for individuals and businesses ▪ Attractive core deposit to total deposit ratio (96.5%)[1], low cost non-time deposits (150 bps) in 3Q24, and low level of uninsured & uncollateralized deposits[2] (29%) at 9/30/24 ▪ Substantial investments in technology enterprise-wide, deep leadership bench, and risk management infrastructure
Disciplined Growth Strategy Driven by Regional Operating Model	▪ Organic growth across key business lines driven by regional operating model that aligns commercial, wealth and FirsTech operations ▪ Efficient and right-sized branch network (average deposits per branch of $160 million) ▪ Leverage track record as proven successful acquirer to expand operations through disciplined M&A; announced partnership with CrossFirst Bankshares on 8/27/24
Powerful Combination of Three Business Lines Drives Strong Noninterest Income	▪ Significant revenue derived from diverse and complementary fee income sources ▪ Noninterest income represented 29.9% of total revenue for 3Q24 (excluding net securities gains) ▪ Noninterest income generated from the Wealth Management and FirsTech operating segments comprised 60.4% of total noninterest income in 3Q24 ▪ Sizable business lines provide for a full suite of solutions for our clients across their lifecycle
Attractive Profitability and Returns	▪ Adjusted ROAA of 1.11%[1] and Adjusted ROATCE of 13.41%[1] for 3Q24 ▪ 3Q24 NIM of 3.02%[1], a decrease of 1 basis point from 2Q24 ▪ Adjusted core efficiency ratio of 60.2%[1] for 3Q24 ▪ Adjusted diluted EPS of $0.58[1] for 3Q24 ▪ Quarterly dividend of $0.24 (3.9% yield)[3]

BUILT ON A FORTRESS BALANCE SHEET

Pristine asset quality, highly diversified loan portfolio, & capital levels significantly in excess of well-capitalized minimums

[1] Non-GAAP calculation, see Appendix | [2] Estimated uninsured & uncollateralized deposits consists of the excess of accounts over $250K FDIC insurance limit, less internal accounts and fully-collateralized accounts (incl. preferred deposits) | [3] Based on BUSE closing stock price on 10/21/24

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 9

Fortress Balance Sheet

High Quality, Resilient Loan Portfolio

- Diversified portfolio, conservatively underwritten with low levels of concentration
- Non-performing (0.07% of total assets) and classified assets (5.9% of capital[1]) both remain low
- Strong reserve levels: ACL/Loans 1.09% | ACL/NPLs 10.34x
- 100 / 300 Test: 27% C&D | 190% CRE
- Minimal office CRE-I located in metro central business districts[2]; substantial majority of office properties are in-market suburban locations and medical offices account for 40% of the office CRE-I portfolio

Strong Core Deposit Franchise & Ample Liquidity

- Robust holding company and bank-level liquidity
- Strong core deposit franchise
  - 78.5% loan-to-deposit ratio, 96.5% core deposits[3]
  - 27.0% of total deposits are noninterest-bearing
  - Low level of estimated uninsured & uncollateralized deposits[4] at 29% of total deposits at 9/30/24
- Cash & Equivalents + Available-For-Sale Securities carrying value represents 81% of estimated uninsured & uncollateralized deposits[4]
- Substantial sources of available off-balance sheet contingent funding totaling $4.1 billion, representing an additional 1.4x coverage of estimated uninsured & uncollateralized deposits[4] at 9/30/24
  - Untapped borrowing capacity ($4.1 billion in aggregate): $2.0 billion with FHLB, $0.6 billion with FRB discount window, $0.5 billion with Unsecured Fed Funds lines, and $1.0 billion brokered deposit capacity
  - Brokered deposit market continues to remain largely untapped
  - No borrowings from FHLB as of 9/30/24

Robust Capital Foundation

- Capital ratios significantly in excess of well-capitalized minimums
- Total RBC of 18.2% and CET1 ratio of 13.8% at 9/30/24[5]
- TCE/TA ratio of 8.96% at 9/30/24[3], up from 7.06% at 9/30/23
- TBV per share of $18.19 at 9/30/24[3], an increase of 20.7% from $15.07 at 9/30/23

[1] Capital calculated as Bank Tier 1 Capital (preliminary estimate) + Allowance for credit losses | [2] Central Business Districts within Busey's footprint include downtown Chicago, downtown St. Louis, and downtown Indianapolis | [3] Non-GAAP calculation, see Appendix | [4] Estimated uninsured & uncollateralized deposits consists of the excess of accounts over $250K FDIC insurance limit, less internal accounts and fully-collateralized accounts (including preferred deposits) | [5] Capital ratios are preliminary estimates

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 10

Transformational Partnership with CrossFirst Bankshares

First Busey Corp. announced a transformative partnership with CrossFirst Bankshares on August 27, 2024

Busey FIRST BUSEY CORPORATION + CROSSFIRST BANKSHARES, INC.™


A COMBINED
77 SERVICE CENTERS
ACROSS 10 STATES
COLORADO
KANSAS
MISSOURI
ILLINOIS
INDIANA
ARIZONA
PHOENIX
TUSCON
NEW MEXICO
OKLAHOMA
TEXAS
FLORIDA
NEARLY
2,000
ASSOCIATES

BUSEY BANK LOCATIONS

CROSSFIRST BANK LOCATIONS

No location overlap; zero branch closures or consolidations contemplated

Projected Balance Sheet Highlights at Close [1]

~$20 Billion
Total Assets

~$17 Billion
Total Deposits

~$15 Billion
Total Loans

~$14 Billion
Wealth Assets Under Care

~11.0%
CET1 Ratio

~14.1%
Total Capital Ratio

[1] Metrics as announced 8/27/24

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 11

CrossFirst Bankshares Partnership

Strategic Highlights

- Enhancing Busey's growth profile with expansion into attractive new markets of Kansas City, Dallas, Denver, Phoenix, Oklahoma City and Wichita
- Provides economies of scale to drive operating efficiency
- Leverages excess capital to generate significantly enhanced profitability and return to shareholders
- CrossFirst's client base is particularly well-suited for Busey's wealth management and payment technology solutions offerings
- Bolsters executive leadership depth and succession

Attractive Deal Metrics [1]

- Fixed exchange ratio of 0.6675x and pro forma ownership of 63.5% Busey and 36.5% CrossFirst aligned with contribution analysis of the respective companies
- Expected minimal dilution to TBV of -0.6% with an earnback period of ~6 months
- Strong improvements in ROAA, ROATCE, Net Interest Margin, and Efficiency Ratio
- Pro Forma Capital ratios at closing expected to be significantly above "well-capitalized" thresholds: 9.6% leverage, 11.0% CET1, 14.1% Total Risk-Based Capital

Merger Update

- Potential integration planning well underway, with focus on customer retention and best-in-class products
- Integration planning includes focusing on pipeline of referrals from CrossFirst to Busey Wealth Management and FirsTech
- Combined pro forma management team has completed site visits with regional leadership in all Busey & CrossFirst regions
- ~99% of CrossFirst employees targeted for retention packages have signed the packages

Actions Taken

8/27/24
Transaction Announced

9/23/24
Filed applications with regulators

10/18/24
Filed S-4

Next Steps

First or Second Quarter 2025
Anticipated legal and financial close of the holding company merger

Mid-2025
Anticipated bank merger & core system conversion

[1] Metrics as announced 8/27/24

Note: Illustrative timeline only. Subject to regulatory and shareholder approvals, and customary closing conditions

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 12

Track Record of Successful Integrations

2015
Herget Bank of Pekin joins the Busey family of financial services on January 8, 2015

2016
Busey welcomes **Pulaski Bank** of greater St Louis on April 30, 2016

2017
First Community Financial Bank of Chicagoland joins the Busey family of financial services on July 2, 2017

Busey welcomes **South Side Trust & Savings Bank of Peoria** on October 1, 2017

2019
TheBANK of Edwardsville joins Busey on January 31, 2019

Investors' Security Trust joins Busey Wealth Management on August 31, 2019

2021
Busey partners with **Glenview State Bank** on May 31, 2021 expanding the company's footprint in Chicagoland

2024
Merchants & Manufacturers Bank joins Busey on April 1, 2024, adding M&M's Life Equity Loan® products to Busey's suite of services

Busey + CrossFirst Bankshares, Inc.

Busey and **CrossFirst Bankshares, Inc.** announce transformative partnership on August 27, 2024

This transaction is the largest in Busey's 156-year history and will result in a combined organization with approximately $20 billion in pro forma assets

- Busey successfully integrated seven whole bank mergers aggregating $7B+ in total assets and one wealth management firm since 2015; most recent integration in 2Q24
- An integral component of the regional operating model is bringing together associates from many different organizational backgrounds and with different expertise (Lending, Wealth, Payment Technology) to deliver comprehensive client solutions through an integrated sales culture
- Combined pro forma management team leverages strengths of both Busey and CrossFirst to provide continuity of leadership during and beyond integration
- Integrating CrossFirst's efficient operating model, branch-lite footprint, and commercial-focused customer base has the potential to be less arduous than challenging integrations successfully managed in the past that included more retail (customers & locations) and wealth operations

3Q24 Earnings Investor Presentation
First Busey Corporation | Ticker: BUSE
13

High Quality Loan Portfolio

Loan Portfolio Composition | 3Q24


HELOC 3%
Other 6%
Commercial & Industrial 24%
1-4 Family Residential 19%
Total Loan Portfolio:
$7.8 Billion
Owner Occupied CRE 12%
C&D 5%
Non-Owner Occupied CRE 31%

MRQ Yield on Loans

5.63%

+12 bps vs. 2Q24, +41 bps vs. 4Q23

3Q24 Net New Funding Yield

7.69%

-17 bps vs. 2Q24, +29 bps vs. 4Q23

Classified Loans / Capital [1]

5.9%

LTM New Originations

Approx. 83% of new commercial production was growth within existing bank relationships

New CRE-I originations had a weighted-average LTV of 57%

Loan Portfolio Regional Segmentation [2]


Florida 6%
Central 41%
Northern 31%
Gateway 22%

Loans Trend

$ in millions

Ex-M&M Bank's acquired loan book, loan growth has softened in the current environment and new originations & renewals continue to be evaluated within a tight credit box


$7,856
$2,031
$528
$3,354
$1,943
$7,651
$2,016
$462
$3,337
$1,836
$7,588
$1,982
$446
$3,332
$1,828
$7,999
$2,200
$411
$3,445
$1,943
$7,809
$2,178
$398
$3,356
$1,877
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
C&I
CRE
Construction
Retail Real Estate & Other

Funded Draws & Line Utilization Rate [3]

$ in millions


$1,934
$344
$693
66%
45%
42%
$897
$1,845
$336
$647
62%
44%
42%
$862
$1,671
$343
$544
59%
45%
40%
$784
$1,894
$556
$469
52%
43%
43%
$869
$1,900
$582
$455
49%
43%
43%
$863
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
C&I Draws
Retail Draws
CRE & Construction Utilization
CRE & Construction Draws
C&I Utilization
Retail Utilization

[1] Capital is Bank Tier 1 Capital (preliminary estimate) + Allowance for credit losses | [2] Based on loan origination
[3] Excludes credit card & overdraft protection & includes tranche loan commitments/associated sub notes

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 14

High Quality Loan Portfolio: CRE

Investor Owned CRE Loans by Property Type [1]

$ in thousands Property Type	9/30/24 Balances	% of Total Loans	9/30/24 Classified Balances
Apartments	$649,451	8.3 %	$0
Retail	510,645	6.5 %	5,252
Industrial/Warehouse	350,161	4.5 %	0
Traditional Office	263,645	3.4 %	18,394
Student Housing	233,333	3.0 %	3,697
Medical Office	176,945	2.3 %	0
Hotel	170,524	2.2 %	0
Senior Housing	142,795	1.8 %	0
LAD	131,336	1.7 %	0
Specialty	78,728	1.0 %	15
1-4 Family	24,457	0.3 %	0
Restaurant	23,259	0.3 %	0
Nursing Homes	23,113	0.3 %	0
Health Care	20,000	0.3 %	0
Other	511	0.0 %	0
Grand Total	**$2,798,903**	**35.9 %**	**$27,358**

Investor Owned CRE Portfolio [1] (CRE-I)

- Only 1.0% of total CRE-I loans are classified
- Low levels of concentrated exposure - continue to actively monitor CRE-I concentrations vs. internally-defined appetite thresholds
  - 100/300 Test: 27% C&D | 190% CRE-I
- Apartments & Student Housing represents 32% of CRE-I
  - 56% WAvg Loan-to-Value (LTV) and WAvg loan seasoning since origination is 4.4 years
- Latest stress testing results demonstrated strong WAvg DSCRs[2] in severe stress scenarios for Apartments, Student Housing, Retail, Industrial/Warehouse, Traditional Office, Medical Office, Hotel, and Senior Housing, representing approximately 89% of total CRE-I balances at 9/30/24

Owner Occupied CRE Loans by Property Type

$ in thousands Property Type	9/30/24 Balances	% of Total Loans	9/30/24 Classified Balances
Industrial/Warehouse	$367,765	4.7 %	$7,120
Specialty	256,136	3.3 %	372
Traditional Office	107,916	1.4 %	503
Medical Office	83,701	1.1 %	0
Retail	83,612	1.1 %	1,495
Restaurant	45,593	0.6 %	533
Nursing Homes	1,366	0.0 %	0
Hotel	593	0.0 %	0
Health Care	574	0.0 %	0
Grand Total	**$947,256**	**12.2 %**	**$10,023**

Owner Occupied CRE Portfolio (OOCRE)

- Only 1.1% of total OOCRE loans are classified
- Owner occupied loans are not considered regulatory CRE
- OOCRE properties are underwritten to operating cash flow and guidance requires a 1.20x FCCR[3]
- OOCRE have lower risk profiles as they are underwritten to the primary occupying business and are not as exposed to lease turnover risks
- Industrial/Warehouse properties are the largest OOCRE segment, comprising 39% of the OOCRE portfolio while only 4.7% of total loans

[1] Investor owned CRE includes C&D, Multifamily and non-owner occupied CRE | [2] Debt Service Coverage Ratio | [3] Fixed Charge Coverage Ratio

15 153Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Weighted Average DSCR: Weighted Average Debt Yield: WAvg 1-Year Lease Rollover: WAvg 2-Year Lease Rollover: Top Ten Largest Office Loans 1.49 12.5% 2.4% 5.9% Downtown St. Louis 1 Property with $1.8 million in balances Limited Metro Central Business District Exposure Downtown Chicago No outstanding Office CRE-I in Downtown Chicago Downtown Indy 1 Property with $0.3 million in balances All data as of 9/30/24 $ in thousands Metric Traditional Office Medical Office Top Ten Largest Office Loans CBD Office Exposure Total Balances $263,645 $176,945 $137,183 $2,101 % of Total CRE-I 9.4% 6.3% 4.9% 0.1% % of Total Office CRE-I 59.8% 40.2% 31.1% 0.5% # of Loans 183 65 10 2 Average Loan Size $1,441 $2,722 $13,718 $1,051 Total Classified Balances $18,394 $0 $17,999 $0 Weighted Avg Current LTV 58% 64% 66% 63% Office Investor Owned CRE Portfolio

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 16

High Quality Loan Portfolio: C&I

- 23.8% of total loan portfolio
  - 65% of C&I borrowers have been Busey customers for 5+ years
- C&I loans are underwritten to a 1.20x FCCR requirement and RLOCs greater than $1 million require a monthly borrowing base
- C&I lines of credits have an overall utilization of 43%, demonstrating substantial borrowing capacity and appropriate revolving of most lines
- Diversified portfolio results in low levels of concentrated exposure
  - Top concentration in one industry - Finance & Insurance - is 17% of C&I loans, or 4% of total loans; the majority of the Finance & Insurance portfolio is secured by marketable securities
- 2.4% of C&I loans are classified, compared to 2.5% in 2Q24 and 1.8% in 3Q23

C&I Loans by Sector

$ in thousands NAICS Sector	9/30/24 Balances	% of Total Loans	9/30/24 Classified Balances
Finance and Insurance	$316,077	4.0 %	$0
Manufacturing	258,590	3.3 %	23,204
Real Estate Rental & Leasing	240,895	3.1 %	2,338
Wholesale Trade	191,241	2.4 %	6,968
Transportation	137,718	1.8 %	1,538
Construction	123,311	1.6 %	651
Educational Services	120,071	1.5 %	72
Agriculture, Forestry, Fishing, Hunting	87,556	1.1 %	980
Food Services and Drinking Places	72,839	0.9 %	0
Retail Trade	66,677	0.9 %	199
Public Administration	56,301	0.7 %	0
Other Services (except Public Admin.)	55,800	0.7 %	274
Health Care and Social Assistance	54,274	0.7 %	5,587
Arts, Entertainment, and Recreation	34,510	0.4 %	424
Professional, Scientific, Technical Svcs.	34,043	0.4 %	1,357
Administrative and Support Services	12,113	0.2 %	417
Mining, Quarrying, Oil, Gas Extraction	7,174	0.1 %	0
Information	3,080	0.0 %	1,625
Waste Management Services	2,616	0.0 %	0
Utilities	586	0.0 %	0
Warehousing and Storage	52	0.0 %	0
Other	20	0.0 %	0
Grand Total[1]	**$1,875,544**	**23.8 %**	**$45,634**

[1] Minor difference in C&I balances from chart and those reported elsewhere as consolidated C&I loan balances is attributable to purchase accounting, deferred fees & costs, and overdrafts

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 17

Pristine Credit Quality

- Conservative underwriting leads to pristine credit quality
  - CRE factors of DSCR, Debt Yield, & LTV stressed for effective gross income decline and interest & cap rate stress
  - C&I factors including core, operating, traditional cash flows, working capital, and leverage ratios that each are stressed for rate hikes, historical revenue volatility, and a rigorous breakeven analysis
- Strong portfolio management that identifies early warning indicators and proactively engages the special assets group early in the credit review process (special assets group has remained intact since the 2008-2009 recession)
- Classified assets declined from $95.8 million (6.4% of capital at 6/30/24) to $89.0 million (5.9% of capital at 9/30/24)
- 3Q24 net charge-offs totaled $0.2 million, bringing NCOs over the last 12 months to $15.7 million, or 0.20% of average loans[1]
  - $15.0 million LTM charge-offs attributable to single C&I credit relationship

NPAs/ Assets

$ in millions


Assets
% NPAs/Assets
$10,544
$12,860
$12,337
$12,283
$11,987
0.27%
0.17%
0.13%
0.06%
0.07%
2020 YE
2021 YE
2022 YE
2023 YE
2024 Q3

	2020 YE	2021 YE	2022 YE	2023 YE	2024 Q3
NPAs	$28.9	$21.3	$16.6	$7.9	$8.3

Classifieds / Capital [2]

$ in millions


Bank Tier 1 Capital + ALLL
Classified/Capital
$1,155
$1,329
$1,398
$1,455
$1,511
8.5%
6.9%
7.7%
5.0%
5.9%
2020 YE
2021 YE
2022 YE
2023 YE
2024 Q3

	2020 YE	2021 YE	2022 YE	2023 YE	2024 Q3
Classified Assets	$97.8	$91.8	$107.1	$72.3	$89.0

NCOs / Average Loans

$ in millions


Avg Loans
NCOs/Avg Loans
$7,007
$6,970
$7,446
$7,759
$7,804
0.12%
0.03%
0.01%
0.03%
0.20%
2020 YE
2021 YE
2022 YE
2023 YE
LTM

	2020 YE	2021 YE	2022 YE	2023 YE	LTM
NCOs	$8.3	$2.2	$0.9	$2.3	$15.7

[1] Average loans was calculated as the average of the ending portfolio loan balances over the most recent four quarters
[2] Capital calculated as Busey Bank Tier 1 Capital (preliminary estimate) + Allowance for credit losses

18 183Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE $6,368 $7,114 $7,725 $7,651 $7,8091.59% 1.24% 1.19% 1.20% 1.09% Ex-PPP Loans Allowance/Ex-PPP Loans (%) 2020 YE 2021 YE 2022 YE 2023 YE 2024 Q3 $24,301 $16,852 $15,740 $7,816 $8,217 4.16 5.22 5.82 11.74 10.34 NPLs Allowance/NPLs (x) 2020 YE 2021 YE 2022 YE 2023 YE 2024 Q3 $28,872 $21,268 $16,590 $7,941 $8,2813.50 4.13 5.52 11.55 10.26 NPAs Allowance/NPAs (x) 2020 YE 2021 YE 2022 YE 2023 YE 2024 Q3 ▪ Reserve to loans of 1.09% (up from 1.07% at 6/30/24) ▪ Non-performing loan balances decreased by $0.9 million QoQ ▪ NPLs were $8.2 million at 9/30/24, equating to 0.11% of total loans (compared to $9.1 million at 6/30/24 and $7.8 million at 12/31/23) ▪ Reserves now equate to 10.34x of NPLs and 10.26x of NPAs ▪ OREO balances total $0.1 million Credit Profile Bolstered by Strong Reserves Allowance / Loans (ex-PPP) Allowance / NPLs Multiple Allowance / NPAs Multiple $ in millions $ in thousands$ in thousands

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 19

Top Tier Core Deposit Franchise

Deposit Portfolio Composition | 3Q24


Int DDA
25%
Non-Int DDA 27%
Total Deposits:
$9.9 Billion
Savings & MMDA
33%
CD < 250k
12%
CD > 250k
3%

Core Deposits
96%

MRQ Avg Cost of Total Deposits
1.85%
+10 bps from 2Q24

MRQ Avg Cost of Non-Time Deposits
1.50%
+14 bps from 2Q24

Avg Deposits per Branch
$160 million

Avg Non Maturity Acct Balance at 9/30/24
$34 thousand

Core Deposits[2] / Total Deposits


$ in millions
$9,587
$9,759
97.0%
$9,812
$9,976
96.6%
$10,002
$9,899
96.2%
$9,671
$9,627
96.7%
$9,677
$9,619
96.4%
$9,650
$9,591
96.5%
2023 Q2
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
Core Deposits
Avg Core Deposits
Core/Total Deposits

Total Deposits & Loan-to-Deposit Ratio


$ in millions
$10,063
$9,852
77.6%
$10,332
$10,143
76.0%
$10,291
$10,373
74.4%
$9,960
$10,039
76.2%
$9,976
$10,068
80.2%
$9,943
$10,004
78.5%
2023 Q2
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
Retail
Commercial
Public
Other 1
Avg Deposits
LDR

3Q24 Deposit Flows

- Public deposits were up $97 million QoQ demonstrating typical seasonality. Historically, net inflows of public funds occur in 2Q and 3Q. Over the next two quarters, expect seasonal public deposit outflows consistent with prior periods
- Retail deposits down $54 million QoQ and Commercial deposits down $29 million QoQ which included net deposit outflows into Busey Wealth Management as we continue to meet client needs, as well as customary fluctuations in certain large-dollar commercial depositors that are counterbalanced by public fund inflows
- Increase in interest checking and savings of $66 million and $57 million, respectively, partially offsetting demand deposit outflows of $149 million
- Time deposits flat QoQ as term deposits are conservatively priced and focus is on introducing customers to our premium savings account options
- At 9/30/24, our spot deposit cost was 1.43% for non-maturity deposits and 1.80% for total deposits as compared to 1.40% and 1.75%, respectively, at 6/30/2024

[1] Other deposits include brokered MMA, brokered CDs, ICS Demand & Savings, CDAR CDs | [2] Non-GAAP calculation, see Appendix

20 203Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE $5,410 $3,584 $1,091 $247 $5,602 $3,482 $971 $236 $5,599 $3,333 $798 $230 $5,531 $3,288 $886 $271 $5,477 $3,259 $983 $223 9/30/23 12/31/23 3/31/24 6/30/24 9/30/24 Retail Commercial Public Other² 1 Estimated uninsured & uncollateralized deposits consists of the excess of accounts over $250K FDIC insurance limit, less internal accounts and fully-collateralized accounts (including preferred deposits) | 2 Other deposits include brokered MMA, brokered CDs, ICS Demand & Savings, CDAR CDs Customers with Account Balances totaling $250K+ Since 3/31/23, total deposits up -$389 million, or (3.8)% 2024 Q3 Number of customers 5,828 Median account balance $405 thousand Median customer tenure 14.2 years 2024 Q3 Estimated Uninsured & Uncollateralized Deposits1 $2.9 billion Estimated Uninsured & Uncollateralized Deposits1 / Total Deposits 29% As of 9/30/24 Retail Commercial Number of Accounts 253,000+ 33,000+ Avg Balance per Account $22 thousand $97 thousand Avg Customer Tenure 16.7 years 12.6 years Granular, Stable Deposit Base Long-tenured Deposit Relationships that are very granular Deposit Flows by Type

21 213Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE 1 Quarterly effective fed funds per FRED, Federal Reserve Bank of St. Louis. Average during quarter, not seasonally adjusted | 2 Deposit betas are calculated based on an average fed funds target rate of 5.50% (4Q23, 1Q24, 2Q24) and 5.43% for 3Q24 BUSE Cost of Deposits Effective Fed Funds Rate (Qtr Avg) 1Q 15 2Q 15 3Q 15 4Q 15 1Q 16 2Q 16 3Q 16 4Q 16 1Q 17 2Q 17 3Q 17 4Q 17 1Q 18 2Q 18 3Q 18 4Q 18 1Q 19 2Q 19 3Q 19 4Q 19 1Q 20 2Q 20 3Q 20 4Q 20 1Q 21 2Q 21 3Q 21 4Q 21 1Q 22 2Q 22 3Q 22 4Q 22 1Q 23 2Q 23 3Q 23 4Q 23 1Q 24 2Q 24 3Q 24 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% 4.5% 5.0% 5.5% 6.0% C os t of D ep os it s (b p s) 194 136 275 220 150 Retail Commercial Public All IB Non-Maturity All Non-Time Deposits 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 80 100 120 140 160 180 200 220 240 260 280 +36% +36% +38% +41% +43% +43% +44% +46% +31% +32% +32% +34% IB Non-Maturity All IB Deposits Total Deposits 2023 Q4 2024 Q1 2024 Q2 2024 Q3 Retail +29% +32% +32% +35% Commercial +27% +25% +22% +25% Public +52% +52% +51% +52% IB Non- Maturity +36% +36% +38% +41% All IB Deposits +43% +43% +44% +46% Total Deposits +31% +32% +32% +34% Historical Cost of Deposits, 2015 - 3Q24 1 Cumulative Deposits Betas in Tightening Cycle2 Easing Cycle began September 18, 2024 Quarterly Average Cost of Deposits Deposit Cost Trends IB Non- Maturity 1.65% 1.96% 1.95% 2.04% 2.20% Non-Time Deposits 1.09% 1.31% 1.32% 1.36% 1.50% Total Deposits 1.45% 1.74% 1.76% 1.75% 1.85% Cost of deposits has run at ~30% of Fed Funds over the last three cycles (2 tightening, 1 easing) fully lagged

22 223Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE $78.3 $77.6 $76.2 $82.8 $82.9 $78.0 $77.2 $76.0 $82.0 $81.6 $0.3 $0.4 $0.2 $0.8 $1.3 Net Interest Income ¹ Accretion 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 4.40% 4.57% 4.62% 4.83% 4.90% 1.65% 1.88% 1.91% 1.88% 1.98% 2.80% 2.74% 2.79% 3.03% 3.02% 0.01% 0.01% 0.01% 0.03% 0.05% Earning Assets Cost of Funds NIM Accretion 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 +3.03% +0.02% -0.11% +0.01% +0.02% +0.03% +0.02% +3.02% 2Q24 NIM Loan Rate/ Volume Non-Maturity Deposit Funding Costs Time Deposit Funding Costs Borrowing Expense Cash & Securities Impact Purchase Accounting Contribution 3Q24 NIM 1 Tax-equivalent adjusted amounts; Non-GAAP, see Appendix $ in millions Continued effects of loans repricing higher Impact from continued strategy of migrating maturing CDs into managed rate products and other ongoing deposit migration Short-duration time deposit offerings providing sufficient funding flows Net Interest Margin Bridge - Factors contributing to 1 bp NIM contraction during quarter Net Interest Margin Trend 1Net Interest Income Trend 1 Net Interest Margin Elevated cash position largely due to liquidity flows from loan redemptions Purchase accounting accretion increase from M&M transaction Lower costs due to lower borrowings during quarter

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 23

Diversified and Significant Sources of Fee Income

- Noninterest income represented 29.9% of revenue in 3Q24 (excluding net securities gains)
- The key Wealth Management and FirsTech operating segments generated 60.4% of total noninterest income in 3Q24
- Consolidated wealth & payment technology solutions revenue totaled 59% of consolidated noninterest income (ex-net securities gains)
  - Approximately $0.8 million of consolidated other noninterest income was attributed to the wealth segment
- Other primary contributors to other noninterest income included swap income and increased valuations of venture capital investments

Noninterest Income / Total Revenue [1]

$ in millions


$108.8
$77.8
28.5%
$31.0
2023 Q3
$108.6
$77.1
29.0%
$31.5
2023 Q4
$110.8
$75.8
31.6%
$35.0
2024 Q1
$116.2
$82.4
29.1%
$33.8
2024 Q2
$118.5
$82.5
30.3%
$36.0
2024 Q3
Noninterest Income
Net Interest Income
Nonint. Inc. / Total Revenue

Sources of Noninterest Income

$ in thousands

Noninterest Income Detail	2023 Q3	2024 Q3	YoY Change
Wealth Management Fees	$14,235	$15,378	+8 %
Fees for Customer Services	7,502	8,168	+9 %
Payment Technology Solutions	5,226	5,265	+1 %
Mortgage Revenue	311	355	+14 %
Income on Bank Owned Life Insurance	1,001	1,189	+19 %
Other Noninterest Income	3,018	4,792	+59 %
Noninterest Income (ex-securities gains/losses)	**$31,293**	**$35,147**	**+12%**
Gain Reversal adjustment on previously announced MSR sale	—	(18)	
Net Securities Gains (Losses)	(285)	822	
Total Noninterest Income	**$31,008**	**$35,951**	**+16%**


Wealth Mgmt Fees 44%
Noninterest Income
(ex non-recurring items)
$35.1 Million
Payment Tech 15%
Customer Service Fees 23%
Mortgage Rev. 1%
BOLI 3%
Other Nonint. Inc. 14%

[1] Includes net securities gains/losses and gain on sale of MSRs completed during 1Q24

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 24

Wealth Management

- Assets Under Care (AUC) of $13.7 billion, a QoQ increase of $0.7 billion and a YoY increase of $2.1 billion, or +18.6%
- 3Q24 Wealth segment revenue of $16.2 million, representing record quarterly revenue in company history, a YoY increase of +12.7%
- Pre-tax net income of $7.4 million, a YoY increase of +17.5%
- Pre-tax profit margin of 45.7% in 3Q24 and 43.4% over the last twelve months
- Our fully internalized investment team continues to produce excellent returns, focused on long-term outperformance of benchmarks
  - The team's blended portfolio has outperformed the blended benchmark[2] over the last 3 years and over the last 5 years
- Bank + Wealth partnership allows us to better keep customer funds inside our overall ecosystem depending on client needs

Assets Under Care


$ in millions
$11,548
$12,137
$12,763
$13,020
$13,690
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3

Wealth - Revenue and Pre-tax Income [1]


$ in millions
$14.4
$13.8
$15.7
$16.1
$16.2
43.8%
40.3%
41.9%
45.4%
45.7%
$6.3
$5.6
$6.6
$7.3
$7.4
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
Revenue
Pre-Tax Net Income
Pre-Tax Profit Margin

Wealth Revenue Composition [1]


$ in millions
$14.4
$13.8
$15.7
$16.1
$16.2
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
Trust
Estate Settlement
Brokerage
Ag Services
Tax Planning
Other

[1] Wealth Management segment | [2] Blended benchmark consists of 60% MSCI All-Country World Index / 40% Bloomberg Intermediate Govt/Credit Index

25 253Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE ▪ LTM segment revenue of $23.5 million, an increase of 5% over the prior twelve-month period ▪ 3Q24 segment revenue of $5.6 million ▪ 3Q24 revenue down 2% vs. 3Q23 ▪ Decrease primarily due to the deconversion of online payment services with one client that was anticipated ▪ Key competencies of traditional receivables, merchant services, and online payments will continue to be key drivers of growth Revenue Growth 1 $23.5 million LTM 9/30/24 +5.1%$22.4 million LTM 9/30/23 Transactions processed in last twelve months 43 million $12 billion Payments processed in last twelve months Average Revenue Per Processing Day Trend $78.5K $78.2K $87.5K $84.0K $87.2K $88.3K $91.5K $89.1K $89.9K $93.4K $96.3K $98.1K $86.7K 2021 Q3 2021 Q4 2022 Q1 2022 Q2 2022 Q3 2022 Q4 2023 Q1 2023 Q2 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 +3% 3-Year CAGR FirsTech 1 Revenue equates to all revenue sources tied to FirsTech and excludes intracompany eliminations ▪ Two largest deals in FirsTech history signed within the past year (including one client which will start generating revenue during 4Q24) ▪ During 3Q24, opened processing site in Glenview, IL to support scale in Chicagoland ▪ 41% revenue growth from 3Q23 to 3Q24 ▪ Serving over 1,000 merchant accounts ▪ High referral rate from Busey Bank and successful partnerships closed with existing commercial customers ▪ Recent launch of new consumer focused payment platform has driven refreshed client interest ▪ Sales team rebuilt during 2024 has been seeing recent contract signing success along with an increasing pipeline for 2025 Traditional Receivables Merchant Processing Online Payments

3Q24 Earnings Investor Presentation
First Busey Corporation | Ticker: BUSE
26

Balanced, Low-Risk, Short Duration Investment Portfolio

Investment Portfolio Composition | 3Q24


CMOs
33%
Residential MBS
22%
Commercial MBS
19%
CLOs
14%
Corporate
6%
Municipals
6%
Total Securities (Amortized Cost):
$2.9
Billion

AFS % of Amortized Cost	**71%**
HTM % of Amortized Cost	**29%**

- All Mortgage-Backed Securities & Collateralized Mortgage Obligations are Agency
- 92% of Municipal holdings rated AA or better and 8% rated A
- 99% of Corporate holdings are investment grade
- Collateralized Loan Obligation portfolio consists of 86% rated AAA and 14% rated AA

- Carrying value of investment portfolio is 24% of total assets
- BUSE carried $839 million in held-to-maturity (HTM) securities as of 9/30/24 (HTM AOCI of -$23 million at 9/30/24)
- The duration of the securities portfolio including HTM is 3.9 years and our fair value duration, which excludes the HTM portfolio, is 3.6 years
- After-tax net AFS unrealized loss position of $137 million and accumulated loss position of $11 million on cash flow hedges (captured in total AOCI)
- Projected roll off cash flow (based on static rates) of $97 million at ~2.18% yield for the remainder of 2024 and $374 million at ~1.65% yield for 2025
- Over the last four quarters, the size of the investment portfolio has decreased by $550 million due to strategic restructuring actions and principal roll off

Securities Portfolio - Amortized Cost vs. TE Yield

$ in millions


$3,409
$883
$2,526
2.67%
$3,217
$873
$2,344
2.71%
$3,018
$862
$2,156
2.75%
$2,937
$851
$2,086
2.73%
$2,859
$839
$2,020
2.70%
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3
Amortized Cost AFS
Amortized Cost HTM
Tax Equivalent Yield

27 273Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE ▪ Balance sheet well-positioned for rate neutrality ▪ A +100 bps rate shock for Year 1 is +2.1% vs. +1.8% in 2Q24 ▪ A -100 bps rate shock for Year 1 is -2.0% vs. -1.6% in 2Q24 ▪ Continue to evaluate off-balance sheet hedging strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments ▪ Vigilant focus on pricing discipline and term structure for both loans and deposits ▪ 6% of non-maturity deposits are indexed/floating rate ▪ 65% of non-maturity deposits are at rack rate at WAvg rate of 0.6% ▪ Short duration CD portfolio represents 15% of total deposits; book has a WAvg remaining life of 5.2 months and WAvg rate of 3.8% ▪ 45% of loan portfolio reprices in less than one year - including $550 million of fixed rate balances repricing from a WAvg rate of 5.0% Balance sheet is projected over one- & two-year time horizons and net interest income is calculated under current market rates assuming permanent instantaneous shifts Actively Managing Well-Positioned Balance Sheet Annual % Change in Net Interest Income under Shock Scenarios Repricing / Maturity Structures of Portfolio Loans Deposit Betas in the most recent tightening & easing cycles Rate Shock Year 1 Year 2 +200 bps +4.2% +5.3% +100 bps +2.1% +2.7% -100 bps -2.0% -3.5% -200 bps -3.9% -7.1 % Within 1 Year 45% 1-2 Years 8% 2-3 Years 9% 3-5 Years 15% 5+ Years 23% 21% 36% 41% 26% 29% 34% IB Non-Maturity Beta Total Deposit Beta 3Q15 - 2Q19 (+225 bps move in FF) 3Q19 - 4Q21 (-225 bps move in FF) 1Q22 - 3Q24 (+525 bps move in FF) ALCO Model Forecast - Peak NM Deposits Beta, 46% ALCO Model Forecast - Peak Total Deposits Beta, 35% Based on Static Balance Sheet In the current easing cycle, we estimate reaching a 25%-30% IB NM beta and a 20%-25% total deposit beta within a few quarters, followed by a slower build to a ~30% longer run total deposit beta for the cycle Easing Cycle Beta

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 28

Focused Control on Expenses

Noninterest Expense


$ in millions
Expenses ex-Acq.
Acq./Restructuring Exp.
Adj. Efficiency Ratio¹
Adj. Core Efficiency Ratio¹
$70.9
$75.0
$70.8
$75.5
$75.9
62.3%
63.0%
61.7%
60.6%
60.2%
60.2%
60.1%
62.3%
60.9%
60.5%
2023 Q3
2023 Q4
2024 Q1
2024 Q2
2024 Q3

	2023 Q3	2023 Q4	2024 Q1	2024 Q2	2024 Q3
Noninterest Exp.	**$70.9**	**$75.0**	**$70.8**	**$75.5**	**$75.9**
Intangible Amort.	$2.6	$2.5	$2.4	$2.6	$2.5
Acq./Restructuring Exp.	$0.1	$4.2	$0.4	$2.2	$1.9
Adj. Exp. [1]	**$68.3**	**$68.3**	**$68.0**	**$70.7**	**$71.4**
Unfunded Provision	$0.0	$0.8	-$0.7	-$0.4	$0.4
NMTC Amort.	$2.3	$2.3	$0.0	$0.0	$0.0
Adj. Core Exp. [1]	**$66.0**	**$65.2**	**$68.6**	**$71.1**	**$71.0**

- Adjusted core expenses[1] of $71.0 million in 3Q24
- Non-operating other expenses during 3Q24 were comprised of $1.9 million related to acquisition & restructuring related expenses (announced CrossFirst Bankshares transaction on 8/27/24 and M&M Bank was merged into Busey Bank on 6/21/24)
- Quarterly pre-tax expense synergies from the M&M acquisition are anticipated to be $1.6 to $1.7 million per quarter when fully realized. Full quarterly run-rate savings are projected to be achieved by 1Q25. During 3Q24, we achieved approximately 79% of the full quarterly savings
- Continue to be mindful and diligent on expenses, restricting new hires by targeting critical replacements and selective adds
- Adopted accounting standard update 2023-02 on 1/1/24 and began recording amortization of New Markets Tax Credits as income tax expense instead of other operating expense, which resulted in a decrease to other operating expenses of $2.3 million compared to 4Q23
- $7.2 million of average earning assets per employee for 3Q24


Full-Time Equivalents (FTE)
1,346
1,463
1,497
1,479
1,510
2020 YE
2021 YE
2022 YE
2023 YE
2024 Q3

Note: Certain totals above may not tie exactly due to rounding. Detail amounts can be found in Non-GAAP table within Appendix
[1] Non-GAAP, see Appendix

29 293Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Tangible Common Equity 1 & CET1 Ratios 2 1 Non-GAAP calculation, see Appendix | 2 3Q24 capital ratios are preliminary estimates $841 $925 $938 $971 $1,042 7.1% 7.8% 8.1% 8.4% 9.0% 12.5% 13.1% 13.4% 13.2% 13.8% TCE TCE Ratio CET1 Ratio 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 $1,528 $1,540 $1,556 $1,589 $1,610 $914 $883 $868 $908 $885 $614 $657 $689 $681 $725 16.7% 17.4% 17.9% 17.5% 18.2% 10.0% Well Cap Min Excess over Min Total Capital Ratio Min Ratio 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 $1,218 $1,230 $1,241 $1,275 $1,297 10.1% 10.1% 10.5% 10.7% 11.0% 4.0% Tier 1 Capital Leverage Ratio Min Ratio 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 $ in millions Common Equity Tier 1 Ratio Tier 1 Capital Ratio Total Capital Ratio Capital Ratio 13.8% 14.6% 18.2 % Minimum Well Capitalized Ratio 6.5% 8.0% 10.0 % Amount of Capital $1,220 $1,297 $1,610 Well Capitalized Minimum $575 $708 $885 Excess over Well Capitalized Minimum $645 $589 $725 $ in millions $ in millions $ in millions Robust Capital Foundation Total Capital Ratio 2 Leverage Ratio 2 Consolidated Capital as of 9/30/24 2

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 30

3Q24 Earnings Review

Net Interest Income	▪ Net interest income was $82.5 million in 3Q24 vs. $82.4 million in 2Q24 and $77.8 million in 3Q23 ▪ Net interest margin[1] was 3.02% in 3Q24, a decrease of 1 bp vs. 3.03% in 2Q24 ▪ The primary factors contributing to the quarter's NIM contraction were non-maturity deposit costs pressures (11 bps decrease) partially offset by improved loan yields on new volume (2 bps increase), cash & securities impacts (3 bps increase), and purchase accounting accretion (2 bps increase)
Noninterest Income	▪ Adjusted noninterest income[1] of $35.1 million in 3Q24, representing 29.9% of operating revenue ▪ Consolidated wealth management fees of $15.4 million in 3Q24, a decline from $15.9 million in 2Q24 but +8% YoY ▪ Payment tech solutions revenue of $5.3 million in 3Q24, a decrease from $5.9 million in 2Q24 and +1% YoY ▪ Fees for customer services of $8.2 million in 3Q24, a increase from $7.8 million in 2Q24 and +9% YoY
Noninterest Expense	▪ Adjusted noninterest expense[1] (ex-amortization of intangibles, one-time acquisition & restructuring related items) of $71.4 million in 3Q24, resulting in a 60.5% adjusted efficiency ratio[1] ▪ Adjusted core expense[1] of $71.0 million (ex-amortization of intangible assets, one-time items, and unfunded commitment provision) in 3Q24, equating to 60.2% adjusted core efficiency ratio[1]
Provision	▪ Insignificant loan loss provision expense ▪ Net charge offs of $0.2 million in 3Q24 ▪ $0.4 million provision for unfunded commitments (captured in other noninterest expense)
Taxes	▪ 3Q24 effective tax rate of 24.8%
Earnings	▪ Adjusted net income of $33.5 million or $0.58 per diluted share[1] ▪ Adjusted pre-provision net revenue of $44.1 million (1.46% PPNR ROAA) in 3Q24 [1] ▪ 1.11% Adjusted ROAA and 13.41% Adjusted ROATCE in 3Q24 [1]

[1] Non-GAAP, see Appendix

31 313Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE $30.7 $29.1 $26.5 $29.0 $33.5 $0.55 $0.52 $0.47 $0.50 $0.58 Adj. Net Income Adj. EPS 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 $40.5 $40.2 $38.6 $42.6 $44.1 1.32% 1.30% 1.29% 1.42% 1.46% Adj. PPNR Adj. PPNR / Avg Assets 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 14.3% 13.6% 11.6% 12.2% 13.4% 1.00% 0.94% 0.89% 0.97% 1.11% Adj. ROATCE Adj. ROAA 2023 Q3 2023 Q4 2024 Q1 2024 Q2 2024 Q3 1 Non-GAAP calculation, see Appendix | 2 Per FRED, Federal Reserve Bank of St. Louis Earnings Performance Adjusted Net Income & Earnings Per Share 1 Adjusted ROAA & Adjusted ROATCE 1 Adjusted Pre-Provision Net Revenue / Avg. Assets 1 Historical Key Rates 2 $ in millions $ in millions 5.31% 5.38% 5.34% 5.33% 5.16% 5.03% 4.23% 4.59% 4.71% 3.66% 4.60% 3.84% 4.21% 4.33% 3.58% 4.59% 3.88% 4.20% 4.36% 3.81% SOFR 2-yr UST 5-yr UST 10-Yr UST 9/30/23 12/31/23 3/31/24 6/30/24 9/30/24

Appendix

32 323Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Has served as Chairman & CEO of First Busey since 2007 and became Chairman of the Board effective July 2020. Also serves as Chairman & CEO of Busey Bank, along with a director of FirsTech. Offers 40 years of diverse financial services experience and extensive board involvement with a conservative operating philosophy and management style that focuses on Busey’s associates, customers, communities and shareholders. He also serves on the board of directors for Desert Mountain Club and the Champaign Illinois Kennel Club. Joined Busey in January 2020 with nearly 25 years of financial leadership experience. Previously, Ms. Bowe served as Senior Director of Operational Risk Program Management at KeyBank. Ms. Bowe offers experience in M&A due diligence, effective navigation of key risk areas and dedication to continuous improvement towards enterprise-wide risk management strategies. She also serves on the board of directors for ProSight Financial Association, Cleveland Hearing & Speech Center and the iPower Booster Club. Monica L. Bowe EVP & Chief Risk Officer Joined Busey in December 2011 and has over 40 years of legal experience. Prior to joining Busey, he was a partner in the law firm of Meyer Capel, where he specialized in serving the financial services industry. He also serves on the board of trustees for Holy Cross Church and the board of directors for St. Thomas More High School in Champaign, IL. John J. Powers EVP & General Counsel Joined Busey in 2008 and now leads many areas, including: human resources, marketing, corporate communications and the overall Busey experience, consumer & digital banking, executive administration, as well as all technology and business services & systems. Additionally, she serves as Chairperson and oversees FirsTech. Prior to Busey, Mrs. Randolph worked for 10+ years with CliftonLarsonAllen LLP. She also serves on the board of directors for the Illinois Bankers Association and Illinois Bankers Business Services. Amy L. Randolph EVP & COO Joined Busey in 1984, serving in the role of Vice Chairman of Credit, Chief Banking Officer or Chief Credit Officer since 2010 and chairing all Credit Committees. Mr. Plecki previously served as COO, President & CEO of Busey Wealth Management, and EVP of the Florida and Champaign markets. Prior to the 2007 merger with First Busey, he served in various management roles at Main Street Trust. He also serves on the board of directors for the Don Moyer Boys & Girls Club, OSF Community Council and St. Thomas More High School in Champaign, IL. Joined Busey in 2011 and has over 15 years of experience in the banking industry. Before being named President of Credit and Bank Administration in 2022, he served as Co- Chief Banking Officer for two years. Mr. Jorstad has also held the role of Regional President for Commercial Banking – overseeing business banking efforts, including Agricultural, Commercial, Construction and Real Estate financing. He also serves on the board of directors for Intersect Illinois and the St. Matthew Education Commission in Champaign, IL. Chip Jorstad EVP & President of Credit and Bank Admin. Joined Busey in 2021, leading the team that provides asset management, investment and fiduciary services to individuals, businesses and foundations. Mr. Burgess formerly served as President of Commerce Brokerage Services, Inc., and was Director of Business Development for the east region of Commerce Trust Company. He also serves on the board of directors for Social Venture Partners and Community School in St. Louis, MO. Jeff D. Burgess EVP & President of Busey Wealth Management Joined Busey in August 2019, bringing nearly 20 years of investment banking and financial services experience. Also serves as a board member of FirsTech. Previously served as Managing Director and Co-Head of Financial Institutions at Stephens Inc. Mr. Jones began his career in the Banking Supervision and Regulation division of the Federal Reserve. He also serves on the board of directors for Academy High in Champaign, IL, and the D Jones Family Charitable Foundation. Jeffrey D. Jones EVP & CFO Joined Busey in June 2022 to lead the Consumer, Community, Mortgage and Digital Banking teams. Mr. Sheils’ nearly 25 years of banking experience includes serving as the Head of Retail Banking at MB Financial. Prior to his shift to retail, he led teams in Commercial Banking at MB Financial and LaSalle Bank. He also serves on the board of directors for the Loyola University Chicago Alumni Association and the Union League Club of Chicago. Joseph A. Sheils EVP & President of Consumer and Digital Banking Van A. Dukeman Chairman & CEO Experienced Management Team Robert F. Plecki, Jr. EVP & Vice Chairman of Credit Joined Busey in 2014 as a Commercial Relationship Manager before taking on increasing leadership responsibilities and becoming Regional President of Busey’s Central Illinois Region in May of 2020. He then took on the Indianapolis Region in Q4 2023. He also serves on the board of trustees for Carle Health – East Region and the board of directors for the Champaign County Economic Development Corporation. Joined FirsTech and Busey in 2020, leading the organization’s Products & Technology efforts. In 2023, he moved into the role of President and CEO with FirsTech and EVP of Technology at Busey. Mr. Ghauri is a proven executive leader with 20-plus years of experience building and leading high growth products and technology organizations. Tenure includes working with CareerBuilder, ADP, Skillsoft and Oracle. Humair Ghauri EVP of Technology, Busey Bank President & CEO, FirsTech Joined Busey in 2016 with the First Community Financial Bank partnership. His career in banking spans 30 years, previously working at LaSalle Bank, First Chicago Bank & Trust, and Inland Bank & Trust prior to moving to First Community. Mr. Gallagher served as Commercial Market President for Busey until moving to Regional President of the Northern Region in 2020. He took on leadership of the Gateway and Florida Regions in Q4 2023, while also assuming responsibility for Busey’s Treasury Management division. He also serves on the board of directors for American Heart Association CycleNation. Sean Gallagher EVP & Regional President for Northern Illinois, Gateway and Florida Regions Martin O’Donnell EVP & Regional President for Central Illinois and Indiana Regions

34 343Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE $13.7 Billion Assets Under Care LTM Revenue $61.8 Million PT Margin LTM 43.4% Core Principles I. Client-Focused Strategy Trusted fiduciaries that identify prudent financial solutions to meet client-specific needs and objectives and help clients make better decisions about their wealth II. Team-Based Approach Collaborative team of experienced, credentialed professionals with broad resources that excels in developing unique solutions for clients III. Comprehensive Wealth Management Fully internalized investment office and an investment philosophy that uses a tailored approach to provide proactive advice, empowering clients to make appropriate financial choices to meet their goals in every aspect of their financial health INVESTMENT MANAGEMENT ▪ Preserving and growing wealth with enhanced asset allocation & tax efficient strategies As of 9/30/24 Fully Integrated Wealth Platform PERSONAL SERVICES ▪ Family Office ▪ High Net Worth ▪ Mass Affluent and Emerging Wealth INSTITUTIONAL SERVICES ▪ Retirement Plans ▪ Corporations & Municipalities ▪ Foundations and Endowments ▪ Not-for-Profit Organizations Wealth Client Segments TAX PLANNING & PREPARATION ▪ Deduction maximization, capital event planning, tax-advantaged savings & investment strategies FIDUCIARY ADMINISTRATION ▪ Trust services, estate planning, and philanthropic advisory PRIVATE CLIENT ▪ Concierge banking with one point of contact that coordinates all banking needs AG SERVICES ▪ Farm management and brokerage RETIREMENT PLANNING ▪ Goal-based advisory including life insurance, long-term care, executive stock option strategies Integrated Core Capabilities to Service Personal & Institutional Clients

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE 35

FirsTech, A Uniquely Positioned Payment Technology Company

firstech
As of 9/30/24

$12 Billion	43 Million	$23.5 Million
Payments Processed LTM	Transactions Processed LTM	Revenue LTM [1]

Payments Segments

Traditional Receivables

Services

- Lockbox
- eLockbox

Sales Channels

- Enterprise Sales Team
- Financial Institutions (FI) Sales Team
- FI Reseller Sales
- Partnerships

Lines of Business

- Financial Institutions
- Municipalities, Government
- Utilities, Telecom, Insurance
- Health

Electronic Payments

Services

- Online (Core)
- Customer Service Rep., Mobile, Interactive Voice Response (IVR)
- Internet Agent Service, Walk-in
- Statement of Work (SOW), Time & Materials

Sales Channels

- Enterprise Sales Team
- FI Sales Team
- FI Reseller Sales
- Partnerships

Lines of Business

- Financial Institutions
- Municipalities, Government
- Utilities, Telecom, Insurance
- Health
- Small and medium-sized businesses (SMB)

Merchant Services

Services

- Point of Sale
- Online

Sales Channels

- Merchant Sales Team
- Agent Referrals
- FI Reseller Sales
- Partnerships

Lines of Business

- Financial Institutions
- Municipalities, Government
- Utilities, Telecom, Insurance
- Health
- SMB

[1] Revenue equates to all revenue sources tied to FirsTech and excludes intracompany eliminations

36 363Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE FirsTech, A Uniquely Positioned Payment Technology Company Through continued growth of the Busey/FirsTech relationship and new opportunities for collaboration FirsTech is uniquely positioned to leverage our relationship to grow in both Enterprise and FI verticals. Verticals & Products

37 373Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE ▪ Through its robust Corporate Sustainability Program, First Busey recycled over 35,000 pounds of waste and conserved over 125,000 gallons of water in 2023. ▪ Participates in several initiatives, including: ▪ Energy efficiency program that reduced building electricity usage by 5% and gas usage by 8% in 2023 over 2022, avoiding over 1000 tons of carbon emissions since 2019. ▪ Installing solar panel systems at 11 Busey facilities, generating over 1.3 million kWh of energy since 2019. ▪ Providing over $7 million in green financing in 2023, including energy efficiency improvements, historic preservation and solar development. ▪ Committing to invest $2.75 million to rehabilitate a vacant 5-story nearly 100-year old building, reducing construction need of new buildings and consumption of land, energy, materials and financial resources they require. ▪ In 2023, First Busey associates generously gave nearly 16,000 hours of their time to hundreds of community organizations. ▪ Through a variety of philanthropic efforts, including many associate-driven initiatives, First Busey’s annual charitable donations total over $1.5 million. ▪ As of December 31, 2023, 40% of mid- level leadership and 44% of executive leadership are women. ▪ First Busey boasts a high level of associate engagement, scoring a 4.31 (out of 5) in 2023. ▪ In 2023, Busey Bank earned a Net Promoter Score® (NPS) of 56.5, significantly above the financial services industry benchmark of 23.5. ▪ In 2023, First Busey invested over $25 million in Community Reinvestment Act (CRA)-qualified commitments. Strong corporate governance is a top priority, supported in part by the following: ▪ The vast majority of directors are independent, with varying experiences and backgrounds. ▪ Robust internal audit procedures are utilized, reporting directly to the Audit Committee. ▪ Enterprise risk metrics are connected with conservative business strategy and risk profile. ▪ Strong data privacy and information security policies are used, including data security oversight, associate training, and proactive privacy and security efforts. ▪ Confidential and independent whistleblower hotline is utilized. ▪ Strong inside ownership with over 7% of First Busey common stock beneficially owned by directors and executive officers. Further information on all cited metrics can be found in the latest Busey Impact Report, visit busey.com/impact Building on 155+ Years of Civic Engagement, Corporate Responsibility and Positive Impacts 3Q24 Featured Impact | Busey Bank Bridge Scholarship In July 2024—based on their community involvement and academic achievements—Busey awarded 10 deserving students from across our footprint a $2,500 scholarship to support continuing education. For more details, visit busey.com/scholarship. Environmental Sustainability Associates, Customers and Communities Ethical and Strong Governance Busey Impact: ESG and Corporate Responsibility

3Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE 38

Non-GAAP Financial Information *(Unaudited)*

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets

(dollars in thousands)

		Three Months Ended			Nine Months Ended	
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
PRE-PROVISION NET REVENUE						
Net interest income		$ 82,541	$ 82,434	$ 77,791	$ 240,742	$ 242,318
Total noninterest income		35,951	33,801	31,008	104,752	90,868
Net security (gains) losses		(822)	353	285	5,906	2,960
Total noninterest expense		(75,926)	(75,537)	(70,945)	(222,232)	(210,553)
Pre-provision net revenue		41,744	41,051	38,139	129,168	125,593
Non-GAAP adjustments:						
Acquisition and restructuring expenses		1,935	2,212	79	4,555	91
Provision for unfunded commitments		407	(369)	13	(640)	(357)
Amortization of New Markets Tax Credits		—	—	2,260	—	6,740
Realized (gain) loss on the sale of mortgage service rights		18	(277)	—	(7,724)	—
Adjusted pre-provision net revenue		$ 44,104	$ 42,617	$ 40,491	$ 125,359	$ 132,067
Pre-provision net revenue, annualized	[a]	$ 166,069	$ 165,106	$ 151,312	$ 172,538	$ 167,917
Adjusted pre-provision net revenue, annualized	[b]	175,457	171,405	160,644	167,450	176,573
Average total assets	[c]	12,007,702	12,089,692	12,202,783	12,040,414	12,225,232
Reported: Pre-provision net revenue to average total assets[1]	[a÷c]	1.38 %	1.37 %	1.24 %	1.43 %	1.37 %
Adjusted: Pre-provision net revenue to average total assets[1]	[b÷c]	1.46 %	1.42 %	1.32 %	1.39 %	1.44 %

1. Annualized measure.

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 39

Non-GAAP Financial Information *(Unaudited)*

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity

(dollars in thousands, except per share amounts)

		Three Months Ended			Nine Months Ended	
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS						
Net income	[a]	$ 32,004	$ 27,357	$ 30,666	$ 85,586	$ 96,816
Non-GAAP adjustments for non-operating expenses:						
Acquisition expenses:						
Salaries, wages, and employee benefits		73	1,137	—	1,210	—
Data processing		90	344	—	534	—
Professional fees, occupancy, furniture and fixtures, and other		1,772	731	79	2,688	91
Restructuring expenses:						
Salaries, wages, and employee benefits		—	—	—	123	—
Acquisition and restructuring expenses		1,935	2,212	79	4,555	91
Related tax benefit[1]		(406)	(553)	(15)	(1,061)	(18)
Adjusted net income	[b]	$ 33,533	$ 29,016	$ 30,730	$ 89,080	$ 96,889
DILUTED EARNINGS PER SHARE						
Diluted average common shares outstanding	[c]	57,967,848	57,853,231	56,315,492	57,411,299	56,230,624
Reported: Diluted earnings per share	[a÷c]	$ 0.55	$ 0.47	$ 0.54	$ 1.49	$ 1.72
Adjusted: Diluted earnings per share	[b÷c]	$ 0.58	$ 0.50	$ 0.55	$ 1.55	$ 1.72
RETURN ON AVERAGE ASSETS						
Net income, annualized	[d]	$ 127,320	$ 110,029	$ 121,664	$ 114,323	$ 129,443
Adjusted net income, annualized	[e]	133,403	116,702	121,918	118,990	129,540
Average total assets	[f]	12,007,702	12,089,692	12,202,783	12,040,414	12,225,232
Reported: Return on average assets[2]	[d÷f]	1.06 %	0.91 %	1.00 %	0.95 %	1.06 %
Adjusted: Return on average assets[2]	[e÷f]	1.11 %	0.97 %	1.00 %	0.99 %	1.06 %
RETURN ON AVERAGE TANGIBLE COMMON EQUITY						
Average common equity		$ 1,364,377	$ 1,331,815	$ 1,208,407	$ 1,324,119	$ 1,195,858
Average goodwill and other intangible assets, net		(369,720)	(376,224)	(358,025)	(366,331)	(360,654)
Average tangible common equity	[g]	$ 994,657	$ 955,591	$ 850,382	$ 957,788	$ 835,204
Reported: Return on average tangible common equity[2]	[d÷g]	12.80 %	11.51 %	14.31 %	11.94 %	15.50 %
Adjusted: Return on average tangible common equity[2]	[e÷g]	13.41 %	12.21 %	14.34 %	12.42 %	15.51 %

1. Year-to-date tax benefits were calculated by multiplying year-to-date acquisition expenses and other restructuring expenses by the effective income tax rate for each year-to-date period, which for 2024 excludes a one-time deferred tax valuation adjustment resulting from a change in Illinois apportionment rate due to recently enacted regulations and deductibility of certain acquisition expenses. Tax rates used in these calculations were 23.3% and 19.8% for the nine months ended September 30, 2024 and 2023, respectively. Quarterly tax benefits were calculated as the year-to-date tax benefit amounts less the sum of amounts applied to previous quarters during the year, equating to tax rates of 21.0%, 25.0%, and 19.7% for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
2. Annualized measure.

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 40

Non-GAAP Financial Information *(Unaudited)*

Further Adjusted Net Income and Further Adjusted Diluted Earnings Per Share

(dollars in thousands, except per share amounts)

		Three Months Ended			Nine Months Ended	
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Adjusted net income[1]	[a]	$ 33,533	$ 29,016	$ 30,730	$ 89,080	$ 96,889
Further non-GAAP adjustments:						
Net securities (gains) losses		(822)	353	285	5,906	2,960
Realized net (gains) losses on the sale of mortgage servicing rights		18	(277)	—	(7,724)	—
Tax effect for further non-GAAP adjustments[2]		199	(19)	(52)	453	(585)
Tax effected further non-GAAP adjustments[3]		(605)	57	233	(1,365)	2,375
Further adjusted net income[3]	[b]	$ 32,928	$ 29,073	$ 30,963	$ 87,715	$ 99,264
One-time deferred tax valuation adjustment[4]		—	1,446	—	1,446	—
Further adjusted net income, excluding one-time deferred tax valuation adjustment[3]	[c]	$ 32,928	$ 30,519	$ 30,963	$ 89,161	$ 99,264
Diluted average common shares outstanding	[d]	57,967,848	57,853,231	56,315,492	57,411,299	56,230,624
Adjusted: Diluted earnings per share	[a÷d]	$ 0.58	$ 0.50	$ 0.55	$ 1.55	$ 1.72
Further Adjusted: Diluted earnings per share[3]	[b÷d]	$ 0.57	$ 0.50	$ 0.55	$ 1.53	$ 1.77
Further Adjusted, excluding one-time deferred tax valuation adjustment: Diluted earnings per share[3]	[c÷d]	$ 0.57	$ 0.53	$ 0.55	$ 1.55	$ 1.77

1. Adjusted net income is a non-GAAP measure. See the table on the previous slide for a reconciliation to the nearest GAAP measure.
2. Tax effects for further non-GAAP adjustments were calculated by multiplying further non-GAAP adjustments by the effective income tax rate for each period, which for 2024 excludes a one-time deferred tax valuation adjustment resulting from a change in Illinois apportionment rate due to recently enacted regulations. Effective income tax rates were 24.8%, 25.0%, and 18.2% for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively, and were 24.9% and 19.8% for the nine months ended September 30, 2024 and 2023, respectively.
3. Tax-effected measure.
4. A one-time deferred tax valuation adjustment of $1.4 million resulted from a change to our Illinois apportionment rate due to recently enacted regulations.

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 41

Non-GAAP Financial Information *(Unaudited)*

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Nine Months Ended	
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net interest income		$ 82,541	$ 82,434	$ 77,791	$ 240,742	$ 242,318
Non-GAAP adjustments:						
Tax-equivalent adjustment[1]		396	402	553	1,247	1,672
Tax-equivalent net interest income		82,937	82,836	78,344	241,989	243,990
Purchase accounting accretion related to business combinations		(1,338)	(812)	(277)	(2,354)	(1,093)
Adjusted net interest income		$ 81,599	$ 82,024	$ 78,067	$ 239,635	$ 242,897
Tax-equivalent net interest income, annualized	[a]	$ 329,945	$ 333,165	$ 310,821	$ 323,241	$ 326,214
Adjusted net interest income, annualized	[b]	324,622	329,899	309,722	320,096	324,752
Average interest-earning assets	[c]	10,936,611	10,993,907	11,118,167	10,976,660	11,142,780
Reported: Net interest margin[2]	[a÷c]	3.02 %	3.03 %	2.80 %	2.94 %	2.93 %
Adjusted: Net interest margin[2]	[b÷c]	2.97 %	3.00 %	2.79 %	2.92 %	2.91 %

1. Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2. Tax-effected measure.

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 42

Non-GAAP Financial Information *(Unaudited)*

Adjusted Noninterest Income, Operating Revenue, Adjusted Noninterest Income to Operating Revenue, Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense, Adjusted Core Expense, Noninterest Expense Excluding Non-Operating Adjustments, Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio

(dollars in thousands)

		Three Months Ended			Nine Months Ended	
		September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net interest income	[a]	$ 82,541	$ 82,434	$ 77,791	$ 240,742	$ 242,318
Non-GAAP adjustments:						
Tax-equivalent adjustment[1]		396	402	553	1,247	1,672
Tax-equivalent net interest income	[b]	82,937	82,836	78,344	241,989	243,990
Total noninterest income		35,951	33,801	31,008	104,752	90,868
Non-GAAP adjustments:						
Net security (gains) losses		(822)	353	285	5,906	2,960
Noninterest income excluding net securities gains and losses	[c]	35,129	34,154	31,293	110,658	93,828
Further adjustments:						
Realized net (gains) losses on the sale of mortgage servicing rights		18	(277)	—	$ (7,724)	$ —
Adjusted noninterest income	[d]	$ 35,147	$ 33,877	$ 31,293	102,934	93,828
Tax-equivalent revenue	[e = b+c]	$ 118,066	$ 116,990	$ 109,637	$ 352,647	$ 337,818
Adjusted tax-equivalent revenue	[f = b+d]	118,084	116,713	109,637	344,923	337,818
Operating revenue	[g = a+d]	117,688	116,311	109,084	343,676	336,146
Adjusted noninterest income to operating revenue	[d÷g]	29.86 %	29.13 %	28.69 %	29.95 %	27.91 %
Total noninterest expense		$ 75,926	$ 75,537	$ 70,945	$ 222,232	$ 210,553
Non-GAAP adjustments:						
Amortization of intangible assets	[h]	(2,548)	(2,629)	(2,555)	(7,586)	(7,953)
Noninterest expense excluding amortization of intangible assets	[i]	73,378	72,908	68,390	214,646	202,600
Non-operating adjustments:						
Salaries, wages, and employee benefits		(73)	(1,137)	—	(1,333)	—
Data processing		(90)	(344)	—	(534)	—
Professional fees, occupancy, furniture and fixtures, and other		(1,772)	(731)	(79)	(2,688)	(91)
Adjusted noninterest expense	[j]	71,443	70,696	68,311	210,091	202,509
Provision for unfunded commitments		(407)	369	(13)	640	357
Amortization of New Markets Tax Credits		—	—	(2,260)	—	(6,740)
Adjusted core expense	[k]	$ 71,036	$ 71,065	$ 66,038	$ 210,731	$ 196,126
Noninterest expense, excluding non-operating adjustments	[j-h]	$ 73,991	$ 73,325	$ 70,866	$ 217,677	$ 210,462
Reported: Efficiency ratio	[i÷e]	62.15 %	62.32 %	62.38 %	60.87 %	59.97 %
Adjusted: Efficiency ratio	[j÷f]	60.50 %	60.57 %	62.31 %	60.91 %	59.95 %
Adjusted: Core efficiency ratio	[k÷f]	60.16 %	60.89 %	60.23 %	61.10 %	58.06 %

1. Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.

3Q24 Earnings Investor Presentation | First Busey Corporation | Ticker: BUSE | 43

Non-GAAP Financial Information *(Unaudited)*

Tangible Book Value and Tangible Book Value Per Common Share

(dollars in thousands, except per share amounts)

		As of		
		September 30, 2024	**June 30, 2024**	**September 30, 2023**
Total stockholders' equity		$ 1,402,884	$ 1,333,810	$ 1,190,158
Goodwill and other intangible assets, net		(368,249)	(370,580)	(356,343)
Tangible book value	[a]	$ 1,034,635	$ 963,230	$ 833,815
Ending number of common shares outstanding	[b]	56,872,241	56,746,937	55,342,017
Tangible book value per common share	[a÷b]	$ 18.19	$ 16.97	$ 15.07

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets

(dollars in thousands)

		As of		
		September 30, 2024	**June 30, 2024**	**September 30, 2023**
Total assets		$ 11,986,839	$ 11,971,416	$ 12,258,250
Non-GAAP adjustments:				
Goodwill and other intangible assets, net		(368,249)	(370,580)	(356,343)
Tax effect of other intangible assets[1]		7,178	7,687	7,354
Tangible assets[2]	[a]	$ 11,625,768	$ 11,608,523	$ 11,909,261
Total stockholders' equity		$ 1,402,884	$ 1,333,810	$ 1,190,158
Non-GAAP adjustments:				
Goodwill and other intangible assets, net		(368,249)	(370,580)	(356,343)
Tax effect of other intangible assets[1]		7,178	7,687	7,354
Tangible common equity[2]	[b]	$ 1,041,813	$ 970,917	$ 841,169
Tangible common equity to tangible assets[2]	[b÷a]	8.96 %	8.36 %	7.06 %

1. Net of estimated deferred tax liability, calculated using the estimated statutory tax rate of 28%.
2. Tax-effected measure.

44 443Q24 Earnings Investor Presentation First Busey Corporation | Ticker: BUSE Core Deposits, Core Deposits to Total Deposits, and Portfolio Loans to Core Deposits (dollars in thousands) As of September 30, 2024 June 30, 2024 September 30, 2023 Portfolio loans [a] $ 7,809,097 $ 7,998,912 $ 7,856,160 Total deposits [b] $ 9,943,241 $ 9,976,135 $ 10,332,362 Non-GAAP adjustments: Brokered deposits, excluding brokered time deposits of $250,000 or more (13,089) (43,089) (6,055) Time deposits of $250,000 or more (338,808) (314,461) (350,276) Core deposits [c] $ 9,591,344 $ 9,618,585 $ 9,976,031 RATIOS Core deposits to total deposits [c÷b] 96.46% 96.42% 96.55 % Portfolio loans to core deposits [a÷c] 81.42% 83.16% 78.75 % Non-GAAP Financial Information (Unaudited)